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ASSET

PURCHASE

AGREEMENT

between

e*machinery.net, Inc. ("EMAC" or "Buyer")

and

WESTERN POWER & EQUIPMENT CORP. ("WPEC" or "Seller")

TABLE OF CONTENTS

1.	Definitions		1
2.	Basic Transaction		4
	(a)	Purchase and Sale of Assets	4
	(b)	Title to Assets	4
	(c)	Purchase Price	4
	(d)	The Closing	5
	(e)	Deliveries at the Closing	5
	(f)	Allocation	6
3.	Representations and Warranties Regarding the Seller		6
	(a)	Organization of the Sellers	6
	(b)	Authorization of Transaction	6
	(c)	Noncontravention	6
	(d)	Title to Assets	7
	(e)	Subsidiaries	7
	(f)	Financial Statements	7
	(g)	Events Subsequent to Most Recent Fiscal Year End	7
	(h)	Undisclosed Liabilities	8
	(i)	Legal Compliance	9
	(j)	Tax and Other Returns and Reports	9
	(k)	Intellectual Property	9
	(l)	Tangible Assets	10
	(m)	Contracts	10
	(n)	Change of Name and Stock Symbol	11
	(o)	Powers of Attorney	11
	(p)	Insurance	11
	(q)	Litigation	11
	(r)	Employees	11
	(s)	Employee Benefits	12
	(t)	Guaranties	12
	(u)	Environment, Health, and Safety	12
	(v)	Certain Business Relationships With the Seller	12
	(w)	Disclosure	12
4.	Representations and Warranties of the Buyer		12
	(a)	Organization of the Buyer	13
	(b)	Authorization of Transaction	13
	(c)	Capitalization	13
	(d)	Noncontravention	13
	(e)	Securities Filings	13
	(f)	Disclosure	14
	(g)	Legal Compliance	14
	(h)	Tax and Other Returns and Reports	14
	(i)	Financial Statements	14
	(j)	Litigation	14
	(k)	Environment, Health and Safety	14
	(l)	Cooperation	15

5.	Pre-Closing Covenants		15
	(a)	General	15
	(b)	Notices and Consents	15
	(c)	Operation of Business	15
	(d)	Preservation of Business	15
	(e)	Full Access	15
	(f)	Notice of Developments	15
6.	Conditions to Obligation to Close		16
	(a)	Conditions to Obligation of the Buyer	16
	(b)	Conditions to Obligation of the Seller	17
7.	Termination		17
	(a)	Termination of Agreement	17
8.	Indemnification		18
	(a)	Survival of Representations and Warranties	18
	(b)	Indemnification Provisions for Benefit of the Buyer	18
	(c)	Matters Involving Third Parties	18
	(d)	Indemnification Provisions for Benefit of the Seller	19
	(e)	Limitations and Conditions on Indemnification	20
9.	Miscellaneous		20
	(a)	Litigation Support	20
	(b)	Restrictive Covenants	20
	(c)	Restriction of Stock of EMAC	21
	(d)	No Third-Party Beneficiaries	21
	(e)	Entire Agreement	21
	(f)	Succession and Assignment	21
	(g)	Counterparts	21
	(h)	Headings	21
	(i)	Notices	21
	(j)	Governing Law	22
	(k)	Amendments and Waivers	22
	(l)	Severability	22
	(m)	Expenses	23
	(n)	Brokers'/Finders' Fees	23
	(o)	Construction	23
	(p)	Incorporation of Exhibits and Schedules	23
	(q)	Specific Performance	23
	(r)	Submission to jurisdiction	23
	(s)	Bulk Transfer Laws	23
	(t)	Investment Purpose	24

ASSET PURCHASE AGREEMENT

    Agreement entered into effective as of September      , 2001, by and between E*MACHINERY.NET, INC., a Delaware corporation whose main administrative address is 1400 Medford Plaza, Route 70 and Hartford Road, Medford, New Jersey 08055 (hereinafter referred to as "EMAC" or "Buyer") and WESTERN POWER & EQUIPMENT, INC. (hereinafter referred to as "New Corp."), a new corporation to be formed in the State of Washington which will be a wholly owned subsidiary of EMAC; and WESTERN POWER & EQUIPMENT CORP., a Delaware corporation whose main business address is 6407-B N.E. 117th Avenue, Vancouver, Washington 98662 (hereinafter referred to as "WP-D" or "Parent"), and WESTERN POWER & EQUIPMENT CORP., an Oregon corporation (hereinafter referred to as "WP-O" or "Seller"), a wholly owned subsidiary of WP-D, whose main address is 6407-B N.E. 117th Avenue, Vancouver, Washington 98662. The Buyer, the Parent, and the Seller are referred to collectively herein as the "Parties."

    WHEREAS, EMAC desires to form New Corp. for the purpose of purchasing certain assets of WP-O's equipment business in consideration of cash, notes and restricted common stock; and

    WHEREAS, Seller desires to sell same.

    NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.
Definitions

    "Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller, including the name "Western Power & Equipment"; "WPEC" and related tradenames" and all its (a) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, except for the Anchorage, Alaska and Moxee, Washington properties more particularly described on Schedule 1, (b) tangible personal property (such as machinery, equipment, inventories of supplies, manufactured and purchased parts, work in process and finished work, furniture, automobiles and trucks,), (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (f) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (g) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (h) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, curricula, either finished, in process, or planned, and (i) rights in and with respect to the assets associated with its Employee Health and Disability Plans; provided, however, that the Acquired Assets shall not include the Excluded Assets. The enumeration of asset categories set forth herein shall not imply that Seller necessarily owns each such type of asset.

    "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

    "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504(a) [or any similar group defined under a similar provision of state, local, or foreign law].

    "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could, with reasonable probability, form the basis for any specified consequence.

    "Buyer" means New Corp., a corporation to be formed that will be a wholly owned subsidiary of EMAC.

    "Closing" has the meaning set forth in Section 2(d) below.

    "Closing Date "has the meaning set forth in Section 2(d) below.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Disclosure Schedule" has the meaning set forth in Section 3 below.

    "Excluded Assets" means the assets of Seller being excluded from the Acquired Assets sold, conveyed, and transferred to Buyer as set forth on attached Schedule 1.

    "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

    "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

    "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(l).

    "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

    "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

    "Financial Statements" has the meaning set forth in Section 3(f) and (g) below.

    "GAAP" means United States generally accepted accounting principles as in effect from time to time.

    "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium), (h) teaching or instructor notes, teaching plans, or other syllabus.

    "Knowledge" means actual knowledge after reasonable inquiry.

    "Liabilities" As set forth on Schedule C2 in detail.

    "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

    "Most Recent Balance Sheet" means the balance sheet of July 31, 2001.

    "Most Recent Financial Statements" has the meaning set forth in Section 3(f) and (g) below.

    "Most Recent Fiscal Month End" has the meaning set forth in Section3(f) and (g) below.

    "Most Recent Fiscal Year End" has the meaning set forth in Section 3(f) and (g) below.

    "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

    "New Corp." means the entity to be formed by EMAC that will own the purchased assets subject to certain liabilities involved in this purchase.

    "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

    "Parent" means WP-D, a Delaware corporation.

    "Party" has the meaning set forth in the preface above.

    "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof.

    "Purchase Price" has the meaning set forth in Section 2(c) below.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

    "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

    "Seller" means WP-O, an Oregon corporation.

    "Stock of e*machinery.net, inc." means restricted common stock of e*machinery.net, inc.

    "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security

(or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

    "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof for WP-O and/or WP-D, as appropriate.

    "WPEC" means WP-O, a wholly owned subsidiary of WP-D, and WP-D.

2.
Basic Transaction

    (a)  Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, the Buyer through New Corp., which will be a wholly owned subsidiary of Buyer, agrees to purchase from the Seller (WP-O, a wholly owned subsidiary of WP-D), and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets, as set forth in Schedule C-1 attached hereto, at the Closing for the consideration specified below in this Section 2. (WPEC agrees to provide EMAC with a preliminary itemized list of all inventory and assets being sold not later than September 30, 2001, with an updated and final itemized list provided prior to the date of Closing). WPEC hereby represents that at the time of Closing, EMAC shall have the exclusive ownership of the assets, free and clear of any liens or encumbrances, except and subject to as set forth in Schedule C-2 to be prepared and attached to the Purchase Agreement. The Buyer will not assume or have any responsibility with respect to any other obligation or liabilities of the Seller not included within the Schedule of Liabilities as set forth in Schedule C2. WPEC agrees to provide EMAC with a preliminary itemized list of all liabilities of which the Assets are subject to not later than October 14, 2001, with an updated and final itemized list provided prior to the date of Closing. The current consulting contract or any liabilities related thereto between Robert Rubin and WPEC will not be assumed by EMAC or New Corp. WPEC shall indemnify EMAC for all undisclosed liabilities, claims, costs, expenses, and litigation resulting from WPEC's operations of the Assumed Assets prior to the date of Closing of the acquisition.

    (b)  Title to Assets.  Except as set forth herein, Title to all of the Acquired Assets shall be transferred from WPEC to New Corp. or Buyer at Closing.

    (c)  Purchase Price.

    (i)
    The "Purchase Price" shall be the sum of (a) five hundred thousand ($500,000) dollars in cash; (b) a seven hundred thousand ($700,000) dollar seven-year Promissory Note of New Corp. guaranteed by EMAC; and (c) one million two hundred thousand (1,200,000) shares of EMAC restricted common stock.

    (ii)
    The Purchase Price shall be paid as follows: (A) five hundred thousand ($500,000) dollars payable at Closing in cash or other immediately available funds; (B) a seven hundred thousand ($700,000) dollar seven-year Promissory Note of New Corp. (guaranteed by EMAC), which shall be in the form of Exhibit 2C, at the interest rate of seven (7%) percent per annum [interest only (monthly) for the first two years and amortized straight line principal and interest monthly payments for the remaining five years]. To secure payment of the note, WPEC shall be granted a security interest in all of New Corp.'s assets, which shall be in the form of Exhibit 2C, which security interest shall be subordinate to the security interests of all present and future secured debt of EMAC and New Corp; and (C) one million two hundred thousand (1,200,000) shares of restricted EMAC common stock. Such stock shall have an additional legend indicating that any sale shall be subject to the following limitations:

    I)
    during the first year following the Closing Date no stock shall be sold;

      II)
      during the second year following the Closing Date, a three (3) business day first right of refusal to EMAC or its designees and also subject to a maximum of two hundred fifty thousand ($250,000) dollars worth of stock sold by WP-D and all of WP-D's shareholders in the aggregate in any sixty (60) calendar day period;

      III)
      during the third year following the Closing Date, a 10 business day right of first refusal to EMAC or its designees and also subject to a maximum number of shares sold equal to the maximum allowed under Rule 144 for non-affiliate holders of shares for one year;

      IV)
      After three full years from the Closing Date, a 10 business day right of first refusal to EMAC or its designees.

    (d)  The Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Levy & Levy, P.A., Plaza 1000, Suite 309, Main Street, Voorhees, New Jersey, 08043, commencing at 9:00 a.m. local time on the business day or at any other mutually agreed upon location or by Federal Express, following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take, at the closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than November 28, 2001 or such later date as the Parties may mutually agree upon.

    (e)  Deliveries at the Closing.  At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) the Buyer will deliver to the Seller the instructions for EMAC's transfer agent to issue the agreed upon shares in Section 6(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including leases of real property and Intellectual Property transfer documents) in the forms attached hereto under Schedule (A) and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may reasonably request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an Agreement in the form attached hereto for the responsibility of certain liabilities as Schedule B; and (B) such other instruments of agreement for payment as the Seller and its counsel may reasonably request; (v) the Buyer will deliver to the Seller the consideration specified in Section 2(c) above; (vi) the current consulting contract and any liabilities related thereto between Robert Rubin and WPEC will not be assumed by EMAC or New Corp. At Closing, WPEC and Robert Rubin will release all claims, current and future, against EMAC and New Corp. related to such consulting contract. In consideration of Mr. Rubin agreeing to a non-compete restriction, New Corp. will execute, on or before Closing, a new contract with Mr. Rubin. Such new contract shall provide for the following: (a) two hundred thousand ($200,000) dollars per year for six consecutive years, beginning monthly thirty (30) days after Closing; (b) two hundred thirty-three thousand (233,000) shares of EMAC restricted common stock with same three (3) day first right of refusal as set forth above; and (c) the benefits, but not the obligations, under such contract shall be assignable by Mr. Rubin. At the Closing, Buyer shall deliver to Mr. Rubin instructions for EMAC's transfer agent to issue the agreed upon shares to Mr. Rubin or assigns. Such shares shall also be subject to a restriction of fifteen thousand (15,000) shares sold in any forty-five (45) calendar day period; (vii) the execution, on or before Closing, of a new six-year Employment Agreement with New Corp, with C. Dean McLain as the President and CEO of New Corp., a copy of which is attached hereto as Schedule O; (viii) the execution, on or before Closing, of a new six-year Employment Agreement with New Corp, with Mark Wright as the Vice President, Secretary and Chief Financial Officer of New Corp., a copy of which is attached hereto as Schedule P; (ix) EMAC shall obtain, prior to Closing, a minimum of two million ($2,000,000) dollars in cash, to be utilized by New Corp. for working capital. EMAC also agrees to use its best efforts to raise up to an additional three million ($3,000,000) dollars within six months of Closing; (x) the approval by Case Corp. of a "change in control", the agreement of Case Corp. to provide New Corp. with acceptable financing, as well as other favorable terms and conditions acceptable to EMAC; and (xi) the approval by Deutsche Bank of a "change in control", the agreement of Deutsche Bank to provide acceptable debt financing for New Corp. for a reasonable period in order to permit time for New Corp. to replace or supplement a significant portion of such financing, as well as other favorable terms and conditions acceptable to EMAC.

    (f)  Allocation.  This transaction is structured as a taxable exchange of assets for cash, notes and stock. The transaction does not qualify as a tax-free reorganization under Internal Revenue Code 368. The Buyer and Seller agree to report the transaction as a taxable exchange to the Internal Revenue Service. Therefore, the parties agree to allocate the purchase price (and all other capitalizable costs) among the acquired assets as follows:

    (i)
    The fixed assets shall be valued at their book value as of the Closing; and

    (ii)
    All other assets set forth in the July 31, 2001 Balance Sheet of the Seller (with the exception of organizational costs, which are not being transferred) shall be valued at the lesser of their respective book values as of the Closing or the remainder of the unapplied balance of the Purchase Price, provided that accounts receivable shall be valued at 100% of the invoiced amount less any applicable reserve as of the Closing; and

    (iii)
    The balance of the Purchase Price, if any, shall be allocated to "good will."

3.
Representations and Warranties Regarding the Seller.  WP-O and WP-D represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement except as set forth in the disclosure schedule accompanying this Agreement (or to be prepared by Seller and submitted to Buyer not later than October 14, 2001) and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

    (a)  Organization of the Sellers.  WP-D is a corporation duly organized, validly existing, and in good standing in the State of Delaware; and WP-O, its wholly owned subsidiary, is a corporation duly organized, validly existing, and in good standing in the State of Oregon.

    (b)  Authorization of Transaction.  Both WP-O and WP-D have full corporate power and authority, to execute and deliver this Agreement and to perform their obligations hereunder. Without limiting the generality of the foregoing, the Board of Directors of WP-O and WP-D have duly authorized the execution, delivery, and performance of this Agreement by WP-O and WP-D. This Agreement constitutes the valid and legally binding obligation of each of WP-O and WP-D, enforceable in accordance with its terms and conditions, subject only to WP-D Shareholder ratification, if required.

    (c)  Noncontravention.  Except as otherwise disclosed herein, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate in any material respect any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, (ii) violate any provision of the charter or bylaws of WPEC or (iii) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which WPEC is a party or by which it is bound or to which any of the Acquired Assets are subject (or result in the imposition of any Security Interest upon any of the Acquired Assets). WPEC does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

    (d)  Title to Assets.  WP-O has good and marketable title to, or a valid leasehold interest in, the assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and except for liens disclosed in the Notes to the Financial Statements. Without limiting the generality of the foregoing, WP-O has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer, except for liens disclosed in the Notes to the Financial Statements and in the Disclosure Schedule.

    (e)  Subsidiaries.  WP-O does not have any Subsidiaries. WP-D has only one subsidiary, WP-O.

    (f)  Financial Statements.  Attached hereto as Schedule D, or provided prior to the Closing, are the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets, statements of income, retained earnings, and cash flows as of and for the last two fiscal years ended July 31, 2000 and July 31, 2001 (the "Most Recent Fiscal Year End") for WP-O; and (ii) unaudited balance sheet, statements of income, retained earnings, and cash flows (the "Most Recent Financial Statements") as of and for the 2002 fiscal year-to-date period ended not more than 45 days prior to the Closing (the "Most Recent Fiscal Month End") for WP-O. The Financial Statements (including the Notes thereto where applicable) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of WP-O as of such dates and the results of operations of WP-O for such periods, and are consistent with the books and records of WP-O. The financial statements referenced in clause (ii) will be internally prepared by WP-O and such financial statement information as of the date thereof will be to the best of WP-O's knowledge, true and correct. WP-O hereby represents that WP-O's financial statements are able to be audited for the time periods required under SEC and GAAP rules and guidelines.

    (g)  Events Subsequent to Most Recent Fiscal Year End.  Since the Most Recently Audited Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, or results of operations of WP-O or on behalf of WP-O that has not been previously disclosed in SEC filings. Without limiting the generality of the foregoing, since that date:

    (i)
    WPEC has not sold, leased, transferred, or assigned any of WP-O's assets, tangible or intangible, of a value in excess of $1,000, other than for a fair consideration and in the Ordinary Course of Business;

    (ii)
    WP-O has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) outside the Ordinary Course of Business;

    (iii)
    No party (including WP-O) has accelerated, terminated, modified, or canceled any material agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) to which the WP-O is a party or by which it is bound;

    (iv)
    WPEC has not permitted any Security Interest upon any of WP-O's material assets, tangible or intangible;

    (v)
    WP-O has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

    (vi)
    WPEC has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

    (vii)
    WP-O has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

    (viii)
    WP-O has not delayed or postponed the payment of accounts payable and other Liabilities or WP-O, other than as consistent with its Ordinary Course of Business.

    (ix)
    The Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims in excess of $1,000), outside the Ordinary Course of Business.

    (x)
    The Seller has not granted any license or sublicense of any>rights under or with respect to any Intellectual Property;

    (xi)
    WPEC represents that there has been no change made or>authorized in the charter or bylaws of WP-O;

    (xii)
    WPEC has not issued, sold, or otherwise disposed of any of its>capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of WP-O's capital stock;

    (xiii)
    WPEC has not declared, set aside, or paid any dividend>or made any distribution with respect to WP-O's capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

    (xiv)
    WP-O has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

    (xv)
    WP-O has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

    (xvi)
    WP-O has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement outside the Ordinary Course of Business;

    (xvii)
    WP-O has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

    (xviii)
    WP-O has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) on behalf of WP-O;

    (xix)
    WP-O has not made any other change in employment terms for any of WP-O's directors, officers, and employees outside the Ordinary Course of Business;

    (xx)
    WP-O has not made or pledged to make any charitable or other capital contribution.

    (xxi)
    WP-O has not paid any amount to any third party with respect to any Liability or obligation (including any costs and expenses WP-O has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing, other than accounting fees equal in amount to the usual accounting costs which would have been incurred by WP-O in the Ordinary Course of Business.

    (xxii)
    to the knowledge of WPEC, there has not been any other material occurrence, event, incident, action, failure to act, or transaction involving WP-O which will have a material adverse effect upon the business of the Seller; and

    (h)  Undisclosed Liabilities.  WP-O does not have any undisclosed liabilities affecting their assets being sold herewith. There is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of the assets to be acquired giving rise to any liability.

    (i)  Legal Compliance.  WP-O has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

    (j)  Tax and Other Returns and Reports.  All federal, state, local and foreign Tax Returns and other similar filings required to be filed by WP-O and WP-D with respect to any federal, state, local or foreign tax have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of WP-O and WP-D for Taxes for the periods, property, or events covered thereby. All Taxes which are called for in the Tax Returns, or claimed to be due by any taxing authority from WP-O or WP-D, have been properly accrued or paid. WPEC has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against the Acquired Assets. There are no tax liens (other than any lien for current taxes not yet due and payable) in any of the Acquired Assets.

    (k)  Intellectual Property.

    (i)
    WP-O owns or has the right to use pursuant to ownership license, sublicense, agreement or permission all Intellectual Property used in the operation of the businesses of the Seller as presently conducted. Each item of Intellectual Property owned or used by WP-O immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

    (ii)
    To the knowledge of WPEC, WP-O has not interfered with, infringed upon, misappropriated, otherwise come into conflict with any material Intellectual Property rights of third parties, and none of WPEC and the directors and officers of WPEC have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To the knowledge of WPEC and the directors and officers of WPEC, no significant competitor of WP-O has interfered with infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of WP-O for commercial purposes.

    (iii)
    Section 3(k)(iii) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that WP-O uses pursuant to license, sublicense, agreement, or permission (other than commercially available software which is subject to a "shrinkwrap" license (the "Shrinkwrap Software").The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) that are being purchased herewith. With respect to each item of Intellectual Property required to be identified in Section 3(k)(iii) of the disclosure Schedule, to the knowledge of WPEC:

    (A)
    the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

    (B)
    the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

    (C)
    to the knowledge of the Seller, no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

      (D)
      no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

      (E)
      with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

      (F)
      the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

    (iv)
    To the knowledge of any of the directors and officers of WPEC, WP-O will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted.

    (l)  Tangible Assets.  Substantially all of the tangible assets that are being purchased herewith used by WP-O in the conduct of its business are in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which they presently are used, subject to normal obsolescence.

    (m)  Contracts.  Section 3(m) of the Disclosure Schedule lists the following contracts and other agreements to which WP-O is a party:

    (i)
    any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for aggregate remaining lease payments in excess of $5,000;

    (ii)
    any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Seller, or involve consideration in excess of $1,000;

    (iii)
    any agreement concerning a partnership or joint venture;

    (iv)
    any agreement (or group of related agreements) under which it has created, incurred, assumed, or, guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $1,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

    (v)
    any agreement concerning confidentiality or noncompetition;

    (vi)
    any agreement between WP-O and its Affiliates;

    (vii)
    any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees which would result in liability to the Buyer;

    (viii)
    any collective bargaining agreement;

    (ix)
    any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation or providing severance benefits;

    (x)
    any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

    (xi)
    any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations of WP-O; or

    (xii)
    any other agreement (or group of related agreements) the performance of which involves consideration in excess of $1,000. The Seller has furnished or made available to the Buyer a correct and complete copy of each written agreement listed in Section 3(m) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(m) of the Disclosure Schedule. With respect to each agreement required to be disclosed hereunder: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect subject to laws limiting or affecting creditors' rights generally; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby subject to laws limiting or affecting creditors' rights generally; (C) no party is in breach or default, in any material respect, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) to WPEC's knowledge no party has repudiated any material provision of the agreement. With respect to verbal employment arrangements, the Disclosure Schedule shall only be required to list the name, title, base compensation, and full or part-time status of employees and those consultants currently performing active services for the Seller.

    (n)  Change of Name and Stock Symbol.  Parent agrees that within 30 days after the Closing, Parent will cause its name to be changed, and will cause WP-O to have its name changed, to a name dissimilar to Western Power & Equipment or any tradename or assumed business name currently used by Parent or Seller. In addition, Parent agrees that within 30 days after the Closing, Parent shall apply to the appropriate regulatory authority to have its stock symbol changed as soon as possible from WPEC to a symbol dissimilar to WPEC.

    (o)  Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Seller.

    (p)  Insurance.  WP-O's business has been insured through insurance policies maintained by WPEC which at the time of closing will be current and in force.

    (q)  Litigation.  Section 3(q) of the Disclosure Schedule sets forth each instance in which WPEC (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or to WPEC's knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings' and investigations set forth in Section 3(q) of the Disclosure Schedule could result in any material adverse change in the assets being sold and liabilities being assumed, business, financial condition, operations or results of operations of WP-O. Neither WPEC nor the directors and officers of WPEC has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against WP-O.

    (r)  Employees.  WPEC has not been informed that any executive, key employee, employee engaged in training, or group of employees comprising the majority of the employees of any department that he, she or they intend to terminate employment with WP-O, or that if offered employment by e*machinery.net, inc. or New Corp. that they would not accept same. WPEC is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. WPEC has not committed any unfair labor practice. Neither WPEC nor the directors and officers of WPEC has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of WP-O.

    (s)  Employee Benefits.  The employees of WP-O are covered by employee benefit plans sponsored by WPEC.

    (t)  Guaranties.  WPEC is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person except as set forth in Schedule C2.

    (u)  Environment, Health, and Safety.

    (i)
    To the knowledge of the Seller, the Seller and their respective Affiliates have complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Seller has obtained and been in compliance with all of the material terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

    (ii)
    The Seller does not have any Liability (and the Seller has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, under any Environmental, Health, and Safety Law except with respect to possible such liabilities associated with the sale, use, operation, repair, and rental of equipment used in the ordinary course of the Seller's business, including electromagnetic radiation.

    (iii)
    To the knowledge of the Seller, all properties and equipment used in the business of WP-O have been free of asbestos, PCB'S, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances other than in the ordinary course of business or in de minimus quantities.

    (v)
    Certain Business Relationships with the Seller. The real property and improvements used in connection with WP-O's operations at Sacramento, California; Yuba City, California; Sparks, Nevada; and Vancouver, Washington; are leased from McLain-Rubin Realty Company, LLC ("MRR"), a Delaware limited liability company, the owners of which are the McLain Family Irrevocable Trust for the benefit of the family of Dean McLain, the Chairman of WP-D's Board of Directors as well as its President and CEO, and the Rubin Family Irrevocable Trust for the benefit of the family of Robert M. Rubin, one of its directors. Such leases are fair market value rent leases with terms of approximately 7 years each. In addition to base rent, WP-O is also responsible for the payment of all related taxes and other assessments, utilities, insurance and repairs (both structural and regular maintenance) with respect to the leased real properties during the term of the leases.

    (w)  Disclosure.  The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

4.
Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this

  Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

    (a)  Organization of the Buyer.  EMAC is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. New Corp. will be a corporation duly organized, validly existing, and in good standing under the laws of Washington.

    (b)  Authorization of Transaction.  EMAC has the full corporate power and authority to execute, deliver, and perform this Agreement and all instruments and documents which are required to be executed and delivered by EMAC pursuant to this Agreement (the "EMAC Ancillary Documents") and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the EMAC Ancillary Documents and the consummation of the transactions set forth in this Agreement and the EMAC Ancillary Documents. This Agreement and the EMAC Ancillary Documents and the consummation by EMAC of the transactions set forth in this Agreement have been duly and validly authorized, executed, and delivered by EMAC, and this Agreement and the EMAC Ancillary Documents are valid and binding upon EMAC and enforceable against EMAC in accordance with their terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors' rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity). Each share of Stock of EMAC to be issued to WP-D at the closing will be duly and validly authorized and issued, free and clear of all liens and fully paid and non-assessable.

    (c)  Capitalization.  EMAC's authorized capital stock consists of 60,000,000 shares of Common Stock, $0.0001 par value, of which 17,140,150 shares are issued and outstanding or reserved for issuance, all of which are, or will be prior to the Closing validly issued, fully paid and nonassessable. EMAC's issued and outstanding shares are the only shares of stock authorized to be issued by EMAC and, except as disclosed in EMAC public and regulatory filings and press releases or described in this Agreement there are no subscriptions, options, warrants, rights or other agreements outstanding to acquire shares of stock of EMAC or any other equity security or security convertible into an equity security. There are no agreements or commitments to increase, decrease or otherwise alter the authorized capital stock of EMAC. EMAC and its officers and directors have no knowledge of EMAC stock being delisted. EMAC will use its best efforts to retain is listing on the OTC Bulletin Board. Listing of EMAC stock on any national exchange (NYSE or Nasdaq) will satisfy the requirement of EMAC to use its best efforts to retain its listing.

    (d)  Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. EMAC does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

    (e)  Securities Filings.  EMAC is currently listed on the OTC Bulletin Board and has made all filings required by the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and such filings did not contain any material misstatement or omit to state a material fact required to make the statements therein not misleading.

    (f)  Disclosure.  The representations and warranties contained in this paragraph 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this paragraph 4 not misleading.

    (g)  Legal Compliance.  EMAC has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

    (h)  Tax and Other Returns and Reports.  All federal, state, local and foreign Tax Returns and other similar filings required to be filed by EMAC with respect to any federal, state, local or foreign tax have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of EMAC or Taxes for the periods, property or events covered thereby.

    (i)  Financial Statements.  EMAC has filed with the U.S. Securities and Exchange Commission the following financial statements (collectively the "EMAC Financial Statements"): (i) audited balance sheets, statements of income, retained earnings, and cash flows as of and for the last two fiscal years ended December 31, 1999 and December 31, 2000 (the "Most Recent Fiscal Year End") for EMAC; and (ii) unaudited balance sheet, statement of income, retained earnings, and cash flow for the 3 month and 6 month period ended June 30, 2001. The Financial Statements (including the Notes thereto where applicable) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of EMAC as of such dates and the results of operations of EMAC for such periods, and are consistent with the books and records of EMAC.

    (j)  Litigation.  EMAC is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party or to EMAC's knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. There are no actions, suits, proceedings, hearings' and investigations which could result in any material adverse change in the assets being sold and liabilities being assumed, business, financial condition, operations or results of operations of EMAC. To EMAC's directors and officers' knowledge, no such action, suit, proceeding, hearing, or investigation may be brought or threatened against EMAC.

    (k)  Environment, Health, and Safety.

    (i)
    To the knowledge of the Buyer, the Buyer and their respective Affiliates have complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Buyer has obtained and been in compliance with all of the material terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

    (ii)
    The Buyer does not have any Liability (and the Buyer has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Buyer giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, under any Environmental, Health, and Safety Law except with respect to possible such liabilities associated with the sale, use, operation, repair, and rental of equipment used in the ordinary course of the Buyer's business, including electromagnetic radiation.

    (iii)
    To the knowledge of the Buyer, all properties and equipment used in the business of EMAC have been free of asbestos, PCB'S, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances other than in the ordinary course of business or in de minimus quantities

    (l)  Cooperation.  Buyer agrees to cooperate with and assist Seller in its efforts to sell any real estate leased to Buyer by Seller.

5.
Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

    (a)  General.  Each of the Parties will use its best efforts to take all action, and to do all things necessary, in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

    (b)  Notices and Consents.  WPEC will give any notices to third parties, and WPEC will use their best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above.

    (c)  Operation of Business.  WPEC will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, WPEC will not (i) declare, set aside, or pay any dividend or make any distribution with respect to WP-O capital stock, (ii) pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby other than Seller's usual accounting-related costs) which would not constitute a Liability if in existence as of the Closing, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3(g) above.

    (d)  Preservation of Business.  WP-O will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licenser, suppliers, customers, and employees.

    (e)  Full Access.  WP-O will permit representatives of the Buyer to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of WP-O to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to WP-O provided, however, that no activities will be carried out within WP-O's premises except by prior arrangement with a representative of WP-O who shall be designated for that purpose. Buyer shall use its best efforts to minimize the need to conduct on-site activities and, when they are necessary, to avoid unnecessary disruption of WP-O's business. Seller will make available to Buyer those of WP-O's employees who are reasonably necessary in order for Buyer to complete its due diligence investigations.

    (f)  Notice of Developments.  Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant provided that if the party to whom a disclosure was made proceeds to closing, that party shall be deemed to have waived such breach and any remedies which may have been available with respect thereto.

6.
Conditions to Obligation to Close

    (a)  Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

    (i)
    the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

    (ii)
    the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

    (iii)
    the Seller shall have procured all of the third party consents specified in Section 5(b) above and the deliveries as set forth in Section 2(e) above;

    (iv)
    no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely and materially the right of the Buyer to own the Acquired Assets and to operate the former businesses of the Seller;

    (v)
    receipt of Seller's audited Financial Statements for the year ended July 31, 2001;

    (vi)
    the Seller and the Buyer shall have received all authorizations, consents, and approvals of governments and governmental agencies, if any, referred to in Section 3(c) and Section 4(c) above;

    (vii)
    all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

    (viii)
    preliminary due diligence shall have been completed to the satisfaction of Buyer not later than October 22, 2001 and no material adverse due diligence has been discovered by Buyer prior to the Closing;

    (ix)
    compliance with miscellaneous covenants in Paragraph 9 and elsewhere in this Agreement;

    (x)
    compliance with the various money obligations including Promissory Notes, as set forth previously in this Agreement; and

    (xi)
    receipt by Buyer of all schedules and exhibits to this agreement on or before October 14, 2001 and approval thereof by Buyer not later than October 22, 2001 with final schedules and exhibits without material changes received by Buyer prior to the Closing. The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

    (b)  Conditions to Obligation of the Seller.  The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

    (i)
    the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

    (ii)
    EMAC shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

    (iii)
    no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, or charge shall be in effect);

    (iv)
    WP-D shareholder approval if WP-D elects to submit the transaction for such approval; and

    (v)
    The Seller and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies, if any, referred to in Section 3(c) and Section 4(c) above;

    (vi)
    receipt by Seller of all schedules and exhibits to this agreement on or before October 14, 2001 and approval thereof by Seller not later than October 22, 2001 with final schedules and exhibits without material changes received by Seller prior to the Closing. The Buyer may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

7.
Termination.

    (a)  Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

    (i)
    the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

    (ii)
    the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach; or (B) if the Buyer discovers any material adverse change in Seller's assets or business arising after October 22, 2001; and

    (iii)
    the Seller may terminate this Agreement by giving written notice to the Buyer (A) at any time prior to the Closing in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach; (B) on or before October 24, 2001 if the Buyer has failed to place in escrow a minimum of two million five hundred thousand ($2,500,000) dollars on or before October 22, 2001; or (C) on or before October 24, 2001 if Buyer has failed to provide written notice of completion of, and satisfaction with, its preliminary due diligence. Such escrow shall be held by the law firm of Levy & Levy, P.A. at Suite 309, Plaza 1000, Main Street, Voorhees, New Jersey

      08043-4634 and the funds placed in such escrow shall remain in the escrow until the Closing or until this Agreement is terminated.

8.
Indemnification

    (a)  Survival of Representations and Warranties.  All of the representations of the Buyer and the Seller contained in this Agreement shall survive the Closing and continue in full force and effect thereafter for a period of two (2) years following the date of Closing (subject to any applicable statutes of limitations, the last day of which shall be the "Expiration Date").

    (b)  Indemnification Provisions for Benefit of the Buyer.  Subject to the limitations set forth in Section 8(e) below:

    (i)
    In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean WPEC has breached) any of its material representations, warranties, and covenants contained in the Asset Purchase Agreement, and, provided that the Buyer makes a written claim for indemnification against WPEC within the survival period set forth in Section 8(a) above, then WPEC, jointly and severally, agree to indemnify the Buyer from and against the entirety of any Losses the Buyer may suffer through and after the date of the claim for indemnification including any Losses the Buyer may suffer after the end of any applicable survival period resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

    (ii)
    WPEC agrees to indemnify the Buyer from and against the entirety of any Losses the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of WP-O which is not a Liability (including any Liability of WPEC that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law). This indemnity obligation with respect to Losses arising from any Third Party Claim (as defined below) shall not be limited to the survival period set forth in Paragraph 8(a) above.

    (iii)
    For purposes of this Section 8, the term "Losses" shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

    (iv)
    At the option of Buyer, Buyer may set off any damages or liabilities due Buyer by reducing its Promissory Note to WPEC. Buyer shall have no right of set off against the EMAC stock issued to Seller.

    (c)  Matters Involving Third Parties.

    (i)
    If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Paragraph 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by such delay.

    (ii)
    Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notified the Indemnified Party in writing with 15 days after the Indemnified Party has given notice of the Third Party Claim that the

      Indemnifying Party will, to the full extent required by this Agreement, indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damage and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a prejudicial custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

    (iii)
    So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(c)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

    (iv)
    In the event any of the conditions in Section8(c)(ii) above is or is not complied with, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Losses the Indemnified Party may suffer, result from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this paragraph 8.

    (d)  Indemnification Provisions for Benefit of the Seller.

    (i)
    In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its material representations, warranties, and covenants contained in the Asset Purchase Agreement, and, provided that the Seller makes a written claim for indemnification against Buyer within the survival period set forth in Section 8(a) above, then Buyer agrees to indemnify the Seller from and against the entirety of any losses the Seller may suffer through and after the date of the claim for indemnification including any Losses the Seller may suffer after the end of any applicable survival period resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

    (ii)
    For purposes hereof, the term "Losses" shall have the same meaning as set forth in Section 8(a)(iv) above, and all other capitalized terms shall have the meaning elsewhere provided in this Agreement.

    (e)  Limitations and Conditions on Indemnification.  Except as otherwise specifically provided in this Agreement:

    (i)
    Indemnity obligations of WPEC hereunder may at EMAC's election, be satisfied through the set off of cash against the Promissory Notes. Buyer shall have no right of set off against the EMAC stock issued to Seller.

    (ii)
    Except as specifically set forth in this Agreement, no party shall be entitled to indemnity for claims or conditions which have been waived, or deemed to be waived, by such party.

    (iii)
    Notwithstanding any provision herein to the contrary, no Indemnified Party shall be entitled to make any claim for indemnification hereunder after the appropriate Expiration Date, provided, however, that if prior to the close of business on the Expiration Date an Indemnifying Party shall have been notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, the basis for such claim shall continue to survive with respect to such claim and shall remain a basis for indemnity hereunder with respect to such claim until such claim is finally resolved or disposed of in accordance with the terms hereof.

    (iv)
    Upon making a claim for indemnification, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any other parties with respect to the subject matter underlying such indemnified claim.

    (v)
    Each party's rights under Section 8 hereof (as specifically limited thereby) shall be the exclusive means by which such party shall seek money damages against another party in connection with the transactions contemplated hereby.

    (vi)
    Indemnity obligations under this Agreement for Losses by Buyer against WPEC hereunder shall be limited in total to the total amount of cash payments received by WPEC up to the date of the claim for indemnification (both cash received at the Closing and subsequent cash received by WPEC in payment of the Promissory Note principal and interest).

9.
Miscellaneous

    (a)  Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceedings, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, each of the other parties will cooperate reasonably with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8).

    (b)  Restrictive Covenants.

    (i)
    WPEC agrees not to compete against Buyer and its subsidiaries in the business in which WPEC is engaged for a period of three (3) years in any cities which WPEC is engaged.

    (ii)
    For a period of three (3) years, Seller agrees not to solicit, directly or indirectly, alone or as principal, partner, joint venture, officer, director, employee, consultant, agent, independent contractor, or in any other capacity whatsoever, employ, retain, or enter into any employment, agency, consulting or other similar arrangement with or for a firm that competes with Buyer, any person who became an employee of Buyer to purchase the

      Acquired Assets and who was at the time of closing an employee of EMAC, or induce or attempt to induce such person to terminate his employment with Buyer.

    (iii)
    WPEC shall not for a period of three (3) years, directly or indirectly, alone or as principal, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever, directly or indirectly, for his, her or its own account, or for the account of others, solicit orders for services of a kind or nature like or similar to services performed by EMAC as of the Closing, from any party that was a customer or client of EMAC during the preceding thirty-six (36) month period preceding the Closing.

    (c)  Restriction of Stock of EMAC

    (i)
    All EMAC stock issued to Seller and Parent pursuant to this Agreement, in addition to the usual Rule 144 legend, shall contain a legend indicating that any sale shall be subject to a first right of refusal to EMAC or its designees as provided in the applicable provisions of Section 2(e)(ii). In addition, WPEC's (or any stock reissued by WPEC in the aggregate) right to sell Stock of EMAC shall be limited to a maximum amount of stock sold as provided in the applicable provisions of Section 2(e)(ii).

    (ii)
    All EMAC stock issued to Mr. Rubin pursuant to this Agreement, in addition to the usual Rule 144 legend, shall contain a legend indicating that any sale shall be subject to a first right of refusal to EMAC or its designees as provided in the applicable provisions of Section 2(e)(ii). In addition, Mr. Rubin's (or any stock reissued by Mr. Rubin in the aggregate) right to sell Stock of EMAC shall be limited to the maximum amount of stock sold as provided in the applicable provisions of Section 2(e)(ii).

    (d)  No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

    (e)  Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

    (f)  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

    (g)  Counterparts.  This Agreement may be executed in any number of counterparts, including counterparts transmitted by telecopier or FAX, any one of which shall constitute an original of this Agreement. When counterparts of facsimile copies have been executed by all parties, they shall have the same effect as if the signature to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party.

    (h)  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    (i)  Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is personally delivered with receipt, sent by reputable overnight delivery service or by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to WPEC:	Copy to:
Western Power & Equipment Corp. 6407-B N.E. 117th Avenue Vancouver, WA 98662 (360) 253-2346 or (360) 247-6766 (fax)	Mintz & Fraade, P.C. 488 Madison Avenue Suite 1100 New York, NY 10022 (212) 486-2500 (212) 486-0701 (fax)
Mr. Robert Rubin 25 Highland Blvd Dix Hills, New York 11746 (631) 254-2136
If to the Buyer:	Copy to:
e*machinery.net, Inc. 1400 Medford Plaza Route 70 & Hartford Road Medford, NJ 08055 (609) 953-0044 (609) 953-0062 (fax)	Levy & Levy, P.A. Plaza 1000, Suite 309 Main Street Voorhees, NJ 08043 (856) 751-9494 (856) 751-9779 (fax)

Any Party may send any notice, request, demand, claim, or other communication hereunder to the recipient at the address set forth above using any other means (including personal delivery, expedite messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand other communication shall be deemed to have been duly given unless and until it actually is received by its intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other' communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

    (j)  Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware, or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

    (k)  Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. The Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors; provided, however, that any amendment effected WPEC has approved this Agreement will be subject to the restrictions contained in the Delaware General Corporation Law. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    (l)  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    (m)  Expenses.  The Buyer and the Seller will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Buyer and Seller agree that each will be solely responsible for all its own legal, accounting and consulting fees, if any, for the review and completion of this transaction.

    (n)  Brokers'/Finders' Fees.  WPEC represents that there are no finders or any other fees to third persons or that WPEC has any liability or responsibility for same. However, EMAC represents that it will be responsible for a fair and reasonable finders fee that is deemed appropriate by EMAC's Board of Directors and shall indemnify and hold WPEC harmless from any claims for finders fees from sources derived from EMAC. Also, such finders fees do not have to be paid at Closing.

    (o)  Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.] Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail.

    (p)  Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

    (q)  Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party, shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9(s) below), in addition to any other remedy to which it may be entitled, at law or in equity (except as limited by this Agreement).

    (r)  Submission to Jurisdiction.  Each of the Parties submits to the jurisdiction of any state or federal court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 9(i) above or (ii) to the Party to be served at the address and in the manner provided for the giving of notices in Section 9(i) above. Nothing in this section, however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

    (s)  Bulk Transfer Laws.  The Seller represents that in connection with the transactions contemplated by this Agreement either (i) it is not necessary to comply with the provisions of any bulk transfer laws of any state; or (ii) it will comply with all applicable provisions of any bulk transfer laws of applicable state.

    (t)  Investment Purpose.  EMAC's shares shall be restricted stock. Seller confirms that the EMAC shares are being acquired by it for investment, and not with a view to sale or distribution thereof except to the extent permitted by the Securities Act of 1933 and the rules and regulations of the Securities Exchange Commission promulgated thereunder as amended from time to time.

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

e*machinery.net, Inc.
By:	/s/ ARTHUR A. O'SHEA, III Arthur A. O'Shea, III, President	Date: September 18, 2001
Attest By:	/s/ KEVIN J. MCANDREW Kevin J. McAndrew, Secretary Western Power & Equipment, Inc. (a corporation to be organized under the laws of the State of Washington)	Date: September 18, 2001
By:	/s/ C. DEAN MCLAIN C. Dean McLain, President	Date: September 18, 2001
Attest By:	/s/ MARK J. WRIGHT Mark J. Wright, Secretary Western Power & Equipment Corp. (an Oregon corporation)	Date: September 18, 2001
By:	/s/ C. DEAN MCLAIN C. Dean McLain, President and CEO	Date: September 18, 2001
Attest By:	/s/ MARK J. WRIGHT Mark J. Wright, Secretary Western Power & Equipment Corp. (a Delaware corporation)	Date: September 18, 2001
By:	/s/ C. DEAN MCLAIN C. Dean McLain, President and CEO	Date: September 18, 2001
Attest By:	/s/ MARK J. WRIGHT Mark J. Wright, Secretary	Date: September 18, 2001
By:	/s/ C. DEAN MCLAIN C. Dean McLain, Director	Date: September 18, 2001
By:	/s/ ROBERT M. RUBIN Robert M. Rubin, Director	Date: September 18, 2001
By:	/s/ DR. SEYMOUR KESSLER Dr. Seymour Kessler, Director	Date: September 18, 2001
By:	/s/ ALLEN PERRES Allen Perres, Director	Date: September 18, 2001
By:	/s/ IRWIN PEARL Irwin Pearl, Director	Date: September 18, 2001

Schedule 1

Excluded Assets

1.
The Anchorage, Alaska property located at 2020 E. Third Avenue, Anchorage, AK 99501 along with all improvements, fixtures, leaseholds, and fittings thereon.

2.
The Moxee, Washington property located at 500 Prospect Place, Moxee, WA along with all improvements, fixtures, leaseholds, and fittings thereon and subject to all leasehold interests held by United Rentals therein.

3.
The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation.

4.
All federal and state Tax Refunds.

5.
Any of the rights of the Seller under this Agreement.

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ASSET PURCHASE AGREEMENT between e*machinery.net, Inc. ("EMAC" or "Buyer") and WESTERN POWER & EQUIPMENT CORP. ("WPEC" or "Seller")
TABLE OF CONTENTS
ASSET PURCHASE AGREEMENT
Schedule 1 Excluded Assets